Exhibit 99.1

Shineco, Inc. Announces Official Establishment of Apocynum Industrial Integration Construction Project in Bayingolin Mongol Autonomous Prefecture

BEIJING, July 2, 2018 /PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company"; NASDAQ: TYHT), a manufacturer and distributor of Chinese herbal medicines, organic agricultural products, specialized textiles, and other health and well-being focused plant-based products in China, announced today the official establishment of its Apocynum Industrial Integration Construction Project (the “Project”) in Bayingolin Mongol (“Bazhou”) Autonomous Prefecture. The Project is operated by the Company’s joint venture company, Xinjiang Shineco Taihe Agriculture Technology Ltd. ("Xinjiang Taihe") and has secured local government approval.

Apocynum is unique among Chinese herbal medicine as it can be used in textiles. The scientific and technological innovations in apocynum planting is expected to improve the ecological impact of cultivation and facilitate the effective protection and sustainable development of apocynum raw materials. These advances are of great significance for improving the vegetation coverage rate of the Tarim River and conserving soil and water. The government of Bazhou stated that the implementation of this project is conducive to improving the ecological environment in parts of Bazhou, increasing employment, and increasing farmers’ income and wealth, with major ecological, economic and social benefits.

The Company plans to build 280 greenhouse nursery bases, five modern farms, five mechanical peeling hemp factories, five environmental protection building materials factories, and five theme villages over 3 years. The Company will carry out overall regional planning, and will advance the Project in stages on the basis of scientific agricultural management.

The Project aims to implement the goals of the “National Strategic Plan for Rural Vitalization” in the “19th National Congress” to boost rural incomes and living standards in an effort to combat unbalanced economic development in China. The Project was created to align with the development trends of agriculture in Xinjiang and the demands of the PRC market. Through the establishment of a standardized production demonstration base for apocynum, the improvement of product market competitiveness and comprehensive benefits, and the adjustment and optimization of regional agricultural structure, the Project aims to strengthen the local rural economy and promote the industrialization and commericalization of apocynum projects.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, stated, “We utilize the unique local resources in Bazhou to expand and strengthen the globally unique apocynum industrial chain, which we expect to play an important role in promoting the development of the regional economy, alleviate poverty, and improve standards of living for local farmers and herdsmen. In addition, the construction of the apocynum planting area may positively impact the Bazhou local climate and protect the natural ecological environment for the benefit of future generations.”

Mr. Zhang continued, “When the project is completed, we expect to achieve annual output goals for apocynum fabric, apocynum tea, building materials and apocynum honey of 300,000 tons, 20,000 tons, 300,000 cubic meters and 100,000 kilograms respectively. We also expect to attract 100,000 tourists per annum. We estimate that total revenue may reach RMB 12.5 billion with an investment return rate projected at as high as 135.6%.”

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a Delaware holding company that uses its subsidiaries' and variable interest entities' vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit  www.tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com